EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made this 29th day of August 2008, by and between UpSnap, Inc., a Nevada corporation (“UpSnap”); Tony Philipp, President and CEO of UpSnap and minority shareholder (“Philipp”); Peter van Hierden, a citizen of Alberta, Canada, and the President and majority shareholder of Duratech Group, Inc. (“van Hierden”); Duratech Group, Inc., an Alberta, Canada corporation (“Duratech”); and the individuals whose names are set forth on the signature pages hereof (hereinafter being referred to as the “Duratech Shareholders”). All of the foregoing entities and individuals hereby execute and deliver this Agreement, based on the following:

Recitals

WHEREAS, the Duratech Shareholders, directly or indirectly, own 100% of the outstanding common stock share capital of Duratech (the “Duratech Shares”) and wish to exchange the Duratech Shares for 69,299,676 of newly issued shares of common stock, par value $0.0001 per share (the “New Shares”) of UpSnap in a transaction intended to qualify as a tax free exchange pursuant to sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

WHEREAS, UpSnap wishes to acquire one hundred percent (100%) of the Duratech Shares.

WHEREAS, in furtherance thereof, the respective Boards of Directors of UpSnap and Duratech have approved the exchange, and the Duratech Shareholders have approved the exchange, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which on the Closing Date (defined below) the Duratech Shares will be exchanged by the Duratech Shareholders for the New Shares.

WHEREAS, it is a condition subsequent to the obligation of the Duratech Shareholders to consummate the transactions contemplated by this Agreement that UpSnap sell certain of its assets to UpSnap Services, LLC on the day following the Closing Date.

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax free treatment.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF SHARE CAPITAL FOR STOCK

1.01 Exchange by the Duratech Shareholders. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.04 hereof), the Duratech Shareholders shall assign, transfer, and deliver to UpSnap, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, the Duratech Shares, and UpSnap agrees to acquire the Duratech Shares on such date by issuing and delivering in exchange therefor to the Duratech Shareholders the New Shares. All New Shares to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the New Shares which may occur between the date of the execution of this Agreement and the Closing Date.

1.02 Delivery of Duratech Shares by the Duratech Shareholders. The transfer of the Duratech Shares by the Duratech Shareholders shall be effected by the delivery at the Closing (as set forth in Section 1.05 hereof) of a certificate representing each of the Duratech Shares and a duly executed instrument of transfer of the Duratech Shares to UpSnap followed by registration of the same in the name of UpSnap.

1.03 Operation as Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, UpSnap will own one hundred percent (100%) of all of the outstanding common stock share capital of Duratech.

1.04 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before September 15, 2008, or on another date to be agreed to in writing by the parties (the “Closing Date”). The transactions contemplated by this Agreement may be consummated at any time following the approval of the Board of Directors of UpSnap and approval of the board of directors of Duratech and by the Duratech Stockholders. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.05 Closing Events.

(a) UpSnap Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, UpSnap shall deliver to the Duratech Shareholders at Closing all the following:

(i) A certificate of good standing from the Secretary of the State of Nevada, issued as of a date within ten days prior to the Closing Date, certifying that UpSnap is in good standing as a corporation in the State of Nevada;

(ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of UpSnap executing this Agreement and any other document delivered pursuant hereto on behalf of UpSnap;

(iii) Copies of the resolutions/consents of UpSnap’s board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of UpSnap as of the Closing Date;

(iv) The certificate contemplated by Section 4.01, duly executed by the chief executive officer of UpSnap;

(v) The certificate contemplated by Section 4.02, dated the Closing Date, signed by the chief executive officer of UpSnap;

(vi) Stock certificates for the New Shares issued pro rata in the names of the Duratech Shareholders or their designees; and

(vii) In addition to the above deliveries, UpSnap shall take all steps and actions as the Duratech Shareholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b) Duratech Shareholders Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, the Duratech Shareholders shall deliver to UpSnap at Closing all the following:

(i) The Duratech Shares;

(ii) Copies of resolutions/consents of the board of directors and Duratech Shareholders authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Duratech, as appropriate, as of the Closing Date;

(iii) A certificate of good standing from the Province of Alberta (or an applicable provincial entity authorized to do so), issued as of a date within ten days prior to the Closing Date, certifying that Duratech and each of the Duratech Subsidiaries is in good standing as a corporation in the Province of Alberta;

(iv) The certificate contemplated by Section 5.01, executed by van Hierden as designee of the Duratech Shareholders;

(v) The certificate contemplated by Section 5.02, dated the Closing Date, signed by van Hierden as designee of the Duratech Shareholders; and

(vi) In addition to the above deliveries, the Duratech Shareholders shall take all steps and actions as UpSnap may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.06 Director and Officer Resignations.

Promptly following the execution of this Agreement, UpSnap shall take the actions required by Regulation 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) with respect to the change in UpSnap’s Board of Directors described herein. At Closing, the officers of UpSnap shall tender their resignations to the Board of Directors, and new officers designated by the Duratech Shareholders shall be appointed as the new officers of UpSnap, as follows: Mr. van Hierden as Chief Executive Officer and Mr. Richard von Gnechten as Chief Financial Officer. At Closing, Mark McDowell shall resign from his position as director of UpSnap and Peter van Hierden shall be appointed as director of UpSnap to fill the vacancy created thereby. On the 10th day following the mailing to the stockholders of UpSnap of an information statement on Form 14F-1, Tony Philipp shall resign from his position as a director of UpSnap and Robert Lundgren shall be appointed as a director of UpSnap as provided in the 14F-1 Information Statement.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF UPSNAP, ETC.

As an inducement to, and to obtain the reliance of the Duratech Shareholders, UpSnap and Philipp, jointly and severally, represent and warrant as follows:

2.01 Organization. UpSnap is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of UpSnap’s Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement; Enforceability. UpSnap has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of UpSnap has authorized and approved the execution, delivery, and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of UpSnap and Philipp enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

2.03 Capitalization. The authorized capitalization of UpSnap consists of 97,500,000 shares of common stock, $0.001 par value, of which 23,370,324 shares are issued and outstanding. There are, and at the Closing, there will be 2,470,000 options and 2,360,000 warrants convertible into one share each of common stock of UpSnap which will remain outstanding. There are no other outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements to which UpSnap is a party calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of UpSnap or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock of UpSnap. All of the outstanding shares of UpSnap common stock are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of UpSnap.

2.04 Financial Statements.

(i) UpSnap has previously delivered to the Duratech Shareholders (a) audited consolidated balance sheets of UpSnap as of September 30, 2007 and 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity (deficit) for the years then ended and accumulated from July 25, 2003 (Date of Inception) to September 30, 2007, including the notes thereto and the accompanying auditor’s report to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated, and (b) an unaudited balance sheet of UpSnap as of June 30, 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity (deficit) for the nine-months ended June 30, 2008, including the notes thereto (collectively, the “UpSnap Financial Statements”).

(ii) The UpSnap Financial Statements delivered pursuant to Section 2.04(i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved as explained in the notes to such financial statements. The UpSnap Financial Statements present fairly, in all material respects, as of the Closing Date, the financial position of UpSnap. As a result of the closing under the Asset Purchase Agreement of even date between UpSnap and UpSnap Services, LLC, UpSnap will not have, as of the Closing Date, any assets or liabilities, as such terms are defined under GAAP.

(iii) UpSnap has filed or will file as of the Closing Date its income tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon. All such filed returns and reports are accurate and correct in all material respects. UpSnap has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the Closing Date and all such dates and years and periods prior thereto and for which UpSnap may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of UpSnap, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. To the best knowledge of UpSnap, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. UpSnap has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on UpSnap, its financial condition, its business as presently conducted or any of its properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of UpSnap.

2.05 Information. The information concerning UpSnap set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading. UpSnap shall cause the information delivered by it pursuant hereto to the Duratech Shareholders to be updated after the date hereof up to and including the Closing Date.

2.06 Absence of Certain Changes or Events.

Except as set forth in this Agreement, since the date of the most recent UpSnap balance sheet described in Section 2.04 and included in the information referred to in Section 2.05:

(a) There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of UpSnap; or (ii) any damage, destruction, or loss to UpSnap (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of UpSnap;

(b) UpSnap has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of UpSnap; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions except this Agreement [and Asset Purchase Agreement with Philipp]; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) UpSnap has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business and loans from its officers for the purpose of paying costs of operation; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent UpSnap balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of UpSnap; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) To the best knowledge of UpSnap, it has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of UpSnap.

2.07 Litigation and Proceedings. There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, or the best knowledge of UpSnap, threatened, by or against UpSnap or adversely affecting UpSnap or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. UpSnap is not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08 Compliance With Laws; Government Authorization.

(a) Since October 1, 2004, UpSnap has complied with all material federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws. To the best of its knowledge, UpSnap is not under investigation by any federal, state, county or local authorities, including the Securities and Exchange Commission (the “Commission”). UpSnap has not received notification from any federal, state, county, or local authorities, including the Commission, that it or any of its officers or directors will be the subject of a legal action or that the Commission’s Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against UpSnap and its officers, directors and beneficial owners. To the best knowledge of UpSnap, none of its officers, directors or principal shareholders is under any investigation of the type described above.

(b) UpSnap has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by UpSnap of this Agreement and the consummation by UpSnap of the transactions contemplated hereby.

2.09 Securities and Exchange Commission Compliance of UpSnap. UpSnap has a class of securities registered pursuant to Section 12 of the Exchange Act and has complied in all material respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and to the best knowledge of UpSnap, its management and beneficial owners have complied in all material respects with Sections 15(d) and 16(a) of the Exchange Act.

2.10 Contract Defaults.

UpSnap is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11 No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which UpSnap is a party or to which any of its properties or operations are subject.

2.12 Subsidiary.

Other than its wholly owned subsidiary, UpSnap USA Inc. and UpSnap Acquisition Corp., UpSnap does not own any equity securities in any other entity.

2.13 UpSnap Documents.

UpSnap has delivered to the Duratech Shareholders copies of the following documents, which are collectively referred to as the “UpSnap Documents” and which consist of the following dated as of the date of execution of this Agreement, all certified by a duly authorized officer of UpSnap as complete, true, and accurate:

(a) A copy of the Articles of Incorporation and Bylaws of UpSnap in effect as of the date of this Agreement;

(b) A copy of resolutions adopted by the board of directors of UpSnap approving this Agreement and the transactions herein contemplated;

(c) A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of UpSnap since the most recent UpSnap balance sheet required to be provided pursuant to Section 2.04 hereof, updated to the Closing Date;

2.14 Quotation on the OTC Bulletin Board. UpSnap’s Common Stock is quoted on the OTC Bulletin Board under the symbol “UPSN” and UpSnap will use its best efforts to retain such quotation and standing on the OTC Bulletin Board until the Closing of the transactions contemplated herein, without there being imposed any warning or limitation by FINRA or the OTCBB such as the addition of an “E” to the trading symbol.

2.15 Delivery of Shareholder List. Upon execution of this Agreement, UpSnap shall deliver a certified shareholder list from its transfer agent setting forth the name of each UpSnap shareholder of record, the number of shares held by each, dated as of a date within fifteen days of the Closing Date and whether such shares held are restricted securities.

2.16 [Liabilities, Indebtedness, etc.

As of the Closing Date, and as a result of the Asset Purchase Agreement of even date between UpSnap and UpSnap Services, LLC, UpSnap shall not have any liabilities or indebtedness as such terms are defined under GAAP.]

ARTICLE III
REPRESENTATIONS, COVENANTS, WARRANTIES OF DURATECH, THE DURATECH
SHAREHOLDERS AND THE DURATECH SUBSIDIARIES

As an inducement to, and to obtain the reliance of UpSnap and Philipp, Duratech, the Duratech Shareholders and Duratech Subsidiaries represent and warrant, jointly and severally, as follows:

3.01 Organization.

Duratech and each of the Duratech Subsidiaries is, and will be on the Closing Date, an entity duly organized and validly existing under the laws of the country, state or province of its incorporation or formation, and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the respective business, operations, properties, assets or condition of the Duratech Subsidiaries, and Duratech and each of the Duratech Subsidiaries and the Duratech Shareholders has full right, power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Duratech or the Duratech Subsidiaries’ constituent documents, or other material agreement to which they are parties or by which they are bound, nor will they violate any laws, rules or policies of the governments of Canada, specifically including laws and regulations pertaining to securities and foreign investment.

3.02 Approval of Agreement; Enforceability.

Duratech has full power, authority, and legal right and has taken, or will take, all action required by law, its constituent documents, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Duratech and the Duratech Shareholders, have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. This Agreement, when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Duratech and the Duratech Shareholders enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.03 Capitalization.

The issued and outstanding common stock share capital of the Duratech Subsidiaries consists of $100 CD as of June 30, 2008. Such share capital is validly issued, fully paid, and nonassessable, and is fifty percent (50%) owned by Duratech, and Duratech is the managing partner of these entities. The issued and outstanding common share capital of Duratech consists of 5,939,816 shares of a total of $47,775.70 CD as of June 30, 2008. Such share capital is validly issued, fully paid, and nonassessable, represents one hundred percent (100%) of the common ownership of Duratech, and the Duratech Shareholders are the sole record and beneficial owners thereof. The Duratech common stock, par value $0.05 per share, represents sixty-five percent (65%) of the authorized equity capitalization of Duratech, with the other thirty-five percent (35%) consisting of two series of preferred stock, one currently issued to three individuals and outstanding, and the other to be issued to van Hierden and Duratech Shareholders on the Closing Date. Both of the series has a par value of $1.00 per share.. The first series, which is currently outstanding and consists of 158,096 shares of Preferred Non-Voting stock, and has a $1.00 liquidation preference, and is not entitled to any dividend or conversion privilege. The second series, which is a new series to be issued to be van Hierden and Duratech Shareholders as of the Closing Date, shall consist of 4,402,152 shares of preferred stock and shall be entitled to one vote per share, have a $1.00 liquidation preference and shall not be entitled to any dividend or conversion privilege. All of the outstanding Duratech share capital was offered and sold in accordance with applicable Canadian and United States Federal and local securities laws.

3.04 Financial Statements.

(a) Duratech and the Duratech Subsidiaries have previously delivered to UpSnap a copy of (i) interim financial statement through the end of June 2008 necessary for the filing of “Super 8-K” under Section 6.08 hereof and (ii) the audited consolidated balance sheet of Duratech, including the Duratech Subsidiaries, as of January 31, 2008 and the related audited consolidated statements of operations, cash flows, and share capital for the years ended January 31, 2008 and 2007, including the notes thereto to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated (collectively, the “Duratech Financial Statements”).

(b) The Duratech Financial Statements delivered pursuant to Section 3.04(a) have been prepared in accordance with GAAP consistently applied throughout the periods involved. The Duratech Financial Statements present fairly, as of their respective dates, the financial position of Duratech and the Duratech Subsidiaries. Duratech and the Duratech Subsidiaries did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements of Duratech and the Duratech Subsidiaries or the notes thereto prepared in accordance with generally accepted accounting principles in the United States, and all assets reflected therein present fairly the assets of Duratech and the Duratech Subsidiaries, in accordance with generally accepted accounting principles in the United States. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Duratech and the Duratech Subsidiaries as of their respective dates and for the respective periods covered thereby.

(c) Duratech has filed or will file as of the Closing Date its income tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon. All such filed returns and reports are accurate and correct in all material respects. Duratech has no liabilities with respect to the payment of any Canadian (local and provincial), United States (federal, state, county, local, or other) taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the Closing Date and all such dates and years and periods prior thereto and for which Duratech may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of Duratech, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. To the best knowledge of Duratech, none of such income tax returns has been examined or is currently being examined by a Canadian tax authority or the United States Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Duratech has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on Duratech, its financial condition, its business as presently conducted or any of its properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Duratech.

3.05 Outstanding Warrants and Options.

Duratech has not issued any warrants or options, calls, or commitments of any nature relating to its share capital, other than those set forth on the list attached as Exhibit A. Duratech shall use its best efforts to effect a rollover of such options into the equivalent value of options of UpSnap at or prior to the Closing subject t approval by the board of directors of UpSnap. If a rollover cannot be accomplished, the options will be cashed out by Duratech prior to Closing. None of the Duratech Subsidiaries has any issued warrants or options, calls, or commitments of any nature relating to its share capital.

3.06 Information.

The information concerning Duratech, the Duratech Subsidiaries and the Duratech Shareholders set forth in this Agreement and delivered to UpSnap in connection herewith is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Duratech, the Duratech Shareholders, and the Duratech Subsidiaries shall cause the information required to be delivered by them pursuant to this Agreement to UpSnap to be updated after the date hereof up to and including the Closing Date.

3.07 Absence of Certain Changes or Events.

Except as set forth in this Agreement, since the date of the most recent Duratech balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a) There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Duratech and the Duratech Subsidiaries; or (ii) any damage, destruction, or loss to Duratech and the Duratech Subsidiaries materially and adversely affecting the respective business, operations, properties, assets, or conditions of Duratech and the Duratech Subsidiaries;

(b) Each of Duratech and the Duratech Subsidiaries has not: (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to holders of share capital or purchased or redeemed, or agreed to purchase or redeem, any of its share capital; (iii) waived any rights of value which in the aggregate are material considering the respective businesses of Duratech and the Duratech Subsidiaries; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c) Each of Duratech and the Duratech Subsidiaries has not (i) granted or agreed to grant any options, warrants, or other rights for its share capital, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Duratech and the Duratech Subsidiaries balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the respective businesses of Duratech and the Duratech Subsidiaries; or (vi) issued, delivered, or agreed to issue or deliver any share capital, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) To the best knowledge of Duratech and the Duratech Subsidiaries, none of such entities is or has become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, their respective businesses, operations, properties, assets, or condition.

3.08 Litigation and Proceedings.

There are no actions, suits, or proceedings pending or, to the knowledge of Duratech, the Duratech Subsidiaries or the Duratech Shareholders, threatened by or against Duratech, the Duratech Subsidiaries or the Duratech Shareholders or which could adversely affect Duratech, the Duratech Subsidiaries or the Duratech Shareholders, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Duratech, the Duratech Subsidiaries and the Duratech Shareholders do not have any knowledge of any default on their parts with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.09 Material Contract Defaults.

Neither Duratech nor the Duratech Subsidiaries are in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Duratech and the Duratech Subsidiaries, respectively, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Duratech and the Duratech Subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring.

3.10 No Conflict With Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust or other contract, agreement, or instrument to which Duratech, the Duratech Subsidiaries or the Duratech Shareholders is party or to which any of their respective properties or operations are subject.

3.11 Governmental Authorizations.

Duratech and the Duratech Subsidiaries have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Duratech, the Duratech Subsidiaries and the Duratech Shareholders of this Agreement and the consummation by Duratech, the Duratech Subsidiaries and the Duratech Shareholders of the transactions contemplated hereby.

3.12 Compliance With Laws and Regulations.

Duratech and the Duratech Subsidiaries have complied with all applicable statutes and regulations of any governmental entity or agency thereof having jurisdiction over them, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of such persons. The consummation of this transaction will comply with all applicable laws, rules and policies of the government of Canada specifically including those pertaining to securities and foreign investment.

3.13 Subsidiaries.

Duratech does not own beneficially or of record equity securities in any subsidiary except the Duratech Subsidiaries.

3.14 Ownership of the share capital of the Duratech Subsidiaries.

Duratech owns 50% of the share capital P&R Gateway Developments Inc. and 50% of the share capital of 1371009 Alberta Ltd., free and clear of any liens or encumbrances of any kind or nature. Exhibit B sets forth the owners of the balance of the share capital of each of Duratech Subsidiaries. There are no options, warrants, calls or commitments to issue, sell or purchase any equity in any of the Duratech Subsidiaries.

3.15 Duratech Subsidiaries Documents.

Duratech and the Duratech Subsidiaries have delivered to UpSnap the following documents, which are collectively referred to as the “Duratech Documents” and which consist of the following dated as of the date of execution of this Agreement, all certified by the Chief Executive Officer of Duratech or the Duratech Subsidiaries, as the case may be, as complete, true, and accurate:

(a) A copy of all of Duratech’s and the Duratech Subsidiary’s constituent documents and all amendments thereto in effect as of the date of this Agreement;

(b) Copies of resolutions adopted by the board of directors of Duratech and the Duratech Subsidiaries and each of Duratech and the Duratech Subsidiaries approving this Agreement and the transactions herein contemplated;

(c) A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Duratech and the Duratech Subsidiaries since the most recent balance sheet required to be provided pursuant to Section 3.04 hereof, updated to the Closing Date;

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE DURATECH SHAREHOLDERS

The obligations of the Duratech Shareholders under this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

4.01 Accuracy of Representations.

The representations and warranties made by UpSnap in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and UpSnap shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by UpSnap prior to or at the Closing. The Duratech Shareholders shall be furnished with a certificate, signed by a duly authorized officer of UpSnap and dated the Closing Date, to the foregoing effect.

4.02 Officer’s Certificate.

The Duratech Shareholders shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of UpSnap to the effect that to such officer’s best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of UpSnap threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on a certificate of good standing, and UpSnap’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by UpSnap’s board of directors and has been duly executed and delivered in the name and on behalf of UpSnap by its duly authorized officer pursuant to, and in compliance with, authority granted by the board of directors of UpSnap;

(b) There have been no adverse changes in UpSnap up to and including the date of the certificate;

(c) All conditions required by this Agreement have been met, satisfied, or performed by UpSnap;

(d) All authorizations, consents, approvals, registrations, reports, schedules and/or filings with any governmental body including the Commission, agency, or court have been obtained or will be obtained by UpSnap and all of the documents obtained by UpSnap are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e) There is no claim action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against UpSnap, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of UpSnap, the operation of UpSnap, or the transactions contemplated herein, or any agreement or instrument by which UpSnap is bound or in any way contests the existence of UpSnap.

4.03 No Litigation.

As of the Closing, there shall not be pending any litigation to which UpSnap, any of Philipp, Duratech, the Duratech Subsidiaries or the Duratech Shareholders, is a party and which is reasonably likely to have a material adverse effect on the business of UpSnap or the contemplated transactions.

4.04 UpSnap Shall Have No Liabilities as of Closing.

As of the Closing, UpSnap shall have no liabilities as such term is defined under GAAP.

4.05 UpSnap’s Outstanding Capital Stock at Closing.

As of the Closing, the total outstanding capital stock of UpSnap shall consist of 92,670,000 shares of common stock, after giving effect to the 69,299,676 share issuance contemplated hereby, and there are, and at the Closing, there will be reserved 4,830,000 shares for 2,470,000 options and 2,360,000 warrants exercisable into one share each of capital stock of UpSnap which will remain outstanding. As of the Closing Date, 2,235,610 options to purchase 2,235,610 Duratech shares of common stock will be converted into 18,950,334 options to purchase 18,950,334 UpSnap shares of common stock.

4.06 UpSnap Shall Have Filed and Mailed a Schedule 14F-1.

UpSnap shall have prepared for filing, at Closing, with the Commission and mailing to its shareholders of record an Information Statement on Schedule 14F-1.

4.07 No Material Adverse Change.

There shall not be any change in, or effect on, UpSnap’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by UpSnap which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of UpSnap.

4.08 UpSnap’s Over-The-Counter Bulletin Board Quotation.

As of the Closing, the common stock of UpSnap shall be quoted on FINRA’s Over-The-Counter Bulletin Board, and shall be quoted without an “E” or any other restriction or limitation being imposed by FINRA or the OTCBB.

4.09 Good Standing.

The Duratech Shareholders shall have received a certificate of good standing from the appropriate authority, dated as of the date within ten days prior to the Closing Date, certifying that UpSnap is in good standing as a corporation in the State of Nevada.

4.10 Other Items.

The Duratech Shareholders shall have received from UpSnap such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as they may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF UPSNAP

The obligations of UpSnap under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01 Accuracy of Representations.

The representations and warranties made by Duratech, the Duratech Shareholders and the Duratech Subsidiaries in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Duratech, the Duratech Subsidiaries and the Duratech Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. UpSnap shall be furnished with certificates, signed by duly authorized officers of Duratech and the Duratech Subsidiaries and dated the Closing Date, to the foregoing effect.

5.02 Officer’s Certificate.

UpSnap shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of each of the Duratech and the Duratech Subsidiaries to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of such persons, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certifying officer’s own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by the board of directors of Duratech and Duratech Shareholders and has been duly executed and delivered in the name and on behalf of Duratech by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Duratech;

(b) Except as provided or permitted herein, there have been no material adverse changes in Duratech and the Duratech Subsidiaries up to and including the date of the certificate;

(c) All material conditions required by this Agreement have been met, satisfied, or performed by Duratech, the Duratech Subsidiaries and/or the Duratech Shareholders, including, but not limited to, conditions set forth under Section 3.05 of this Agreement;

(d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by the Duratech, the Duratech Subsidiaries and/or the Duratech Shareholders have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Duratech, the Duratech Subsidiaries or the Duratech Shareholders, wherein an unfavorable decision, ruling, or finding would have a material adverse effect on the financial condition of Duratech, the Duratech Subsidiaries or the Duratech Shareholders, the operations of Duratech or the Duratech Subsidiaries, or the transactions contemplated herein, or any material agreement or instrument by which Duratech, the Duratech Subsidiaries or the Duratech Shareholders are bound or would in any way contest the existence of this Agreement.

5.03 No Litigation.

As of the Closing, there shall not be pending any litigation to which UpSnap, any of Philipp, Duratech, the Duratech Subsidiaries or the Duratech Shareholders is a party and which is reasonably likely to have a material adverse effect on the business of Duratech or the Duratech Subsidiaries or the Duratech Shareholders or the contemplated transactions.

5.04 No Material Adverse Change.

There shall not be any change in, or effect on, Duratech or the Duratech Subsidiaries’ assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by Duratech and the Duratech Subsidiaries, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of Duratech or the Duratech Subsidiaries.

5.05 Other Items.

UpSnap shall have received from Duratech, the Duratech Subsidiaries and/or the Duratech Shareholders such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as UpSnap may reasonably request.

ARTICLE VI
CONDITION SUBSEQUENT TO THE OBLIGATIONS OF THE DURATECH SHAREHOLDERS

On the day following the Closing Date, UpSnap, Philipp and UpSnap Services, LLC (a limited liability company organized in the State of North Carolina and wholly owned by Philipp), shall have consummated the transactions contemplated by the Asset Purchase Agreement, a copy of which is attached as Exhibit C hereto, pursuant to which UpSnap will transfer certain of its assets and liabilities to UpSnap Services, LLC, including $130,000.00 in cash which Duratech shall have contributed to UpSnap to enable UpSnap to pay a substantial portion of its accounts payable. Pursuant to the Asset Purchase Agreement, Philipp and UpSnap Services, LLC covenant and agree to use said $130,000 solely and promptly to pay off and discharge an equal amount of UpSnap’s accounts payable and render an accounting to such effect to Duratech.

ARTICLE VII
SPECIAL COVENANTS

7.01 Activities of UpSnap, Duratech, the Duratech Subsidiaries, and the Duratech Shareholders.

(a) From and after the date of this Agreement until the Closing Date and except as set forth or contemplated in the respective documents to be delivered by UpSnap, Duratech or the Duratech Subsidiaries, each of them will:

(i) Carry on its business in substantially the same manner as it has heretofore;

(ii) Maintain in full force and effect insurance, if any, comparable in amount and in scope of coverage to that now maintained by it;

(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all laws and all rules, regulations, and orders imposed by governmental authorities.

(b) From and after the date of this Agreement and except as provided herein until the Closing Date, UpSnap, Duratech and the Duratech Subsidiaries will each not:

(i) Make any change in its Articles of Incorporation, Bylaws or constituent documents;

(ii) Issue any securities or grant any options, rights, preferences of any kind to any person to purchase its securities;

(iii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party’s documents, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iv) Enter into any agreement for the sale of UpSnap or Duratech or the Duratech Subsidiaries securities or a merger or sale of substantially all of the assets of UpSnap or Duratech or the Duratech Subsidiaries, as applicable, without the prior written approval of the other party.

7.02 Access to Properties and Records.

Until the Closing Date, Duratech, the Duratech Subsidiaries and UpSnap will afford to the other parties officers and authorized representatives and attorneys full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Duratech, the Duratech Subsidiaries or UpSnap, as applicable, and will furnish the other parties with such additional financial and other information as to the business and properties of Duratech, the Duratech Subsidiaries or UpSnap as each party shall from time to time reasonably request.

7.03 Indemnification by Duratech, the Duratech Subsidiaries and the Duratech Shareholders.

Duratech, the Duratech Subsidiaries and the Duratech Shareholders (collectively, the Duratech Indemnifying Parties”), jointly and severally, agree to indemnify and hold harmless UpSnap, its directors and officers, Philipp and each person, if any, who controls UpSnap (collectively, the “UpSnap Group”) within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), from and against any and all losses, costs, claims, damages, expenses, liabilities, or other actions (collectively, the “Losses”) to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of Duratech, the Duratech Subsidiaries or the Duratech Shareholders set forth herein; or (ii) the breach of any covenant or agreement by Duratech, the Duratech Subsidiaries or the Duratech Shareholders set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year after the Closing Date.

7.04 Indemnification by UpSnap and Philipp.

UpSnap and Philipp (together, the “UpSnap Indemnifying Parties”), jointly and severally, agree to indemnify and hold harmless Duratech, the Duratech Subsidiaries and the Duratech Shareholders, and its and their directors and officers, and each person, if any, who controls them within the meaning of the Securities Act (collectively, the “Duratech Group”), from and against any and all Losses to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties of UpSnap and Philipp set forth herein; or (ii) the breach of any covenant or agreement of UpSnap or Philipp set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year after the Closing Date.

7.05 Special Indemnity.

Philipp agrees to indemnify and hold harmless UpSnap, Duratech, the Duratech Subsidiaries and the Duratech Shareholders, and its and their directors and officers, and each person, if any, who controls them within the meaning of the Securities Act (collectively, the “Special Indemnity Group”), from and against any and all Losses to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any liability or claim (contingent of otherwise) of UpSnap that is alleged to have existed before the closing of the share exchange, it being understood that control of UpSnap has been delivered to the Duratech Shareholders free of any and all liabilities as defined under GAAP. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year after the Closing Date.

7.06 Limitations on Indemnification.

(a) Basket. None of the Duratech Indemnifying Parties, the UpSnap Indemnifying Parties or Philipp shall have any liability to, as applicable, the Duratech Group, UpSnap Group or the Special Indemnity Group with respect to matters described in Sections 6.03, 6.04 or 6.05, as applicable, unless the aggregate cumulative total of all Losses incurred by, as applicable, the Duratech Group, UpSnap Group or the Special Indemnity Group, during the applicable indemnification period set forth under Sections 6.03, 6.04 or 6.05, as applicable, exceeds Fifty Thousand Dollars (US$50,000.00) (the “Basket”), whereupon the Duratech Group, UpSnap Group or the Special Indemnity Group, as applicable, shall be entitled to indemnification for all Losses above the Basket.

(b) Limitation on Liability. In no event shall Losses indemnifiable by, as applicable, the Duratech Indemnifying Parties, the UpSnap Indemnifying Parties or Philipp to the Duratech Group, UpSnap Group or the Special Indemnity Group, as applicable, exceed Two Hundred Thousand Dollars (US$200,000.00).

7.07 The Issuance of New Shares.

UpSnap and the Duratech Shareholders understand and agree that the consummation of this Agreement, including the issuance of the New Shares to the Duratech Shareholders, as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities statutes. UpSnap and the Duratech Shareholders agree that such transactions shall be consummated in reliance on exemptions from the registration requirements of the Securities Act, including the exemption from registration provided under Regulation S promulgated thereunder. Such exemption is based on the following representations, warranties and covenants made by the Duratech Shareholders.

(a) Regulation S Representations, Warranties and Covenants. Each of the Duratech Shareholders represents and warrants to, and covenants with, UpSnap as follows:

(1)
None of the Duratech Shareholders is (A) a U.S. person (B) acquiring the New Shares for the account or for the benefit of any U.S. person and (C) not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Securities Act.

(2)
Each of the Duratech Shareholders agrees to resell any of the New Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

(3)	Each of the Duratech Shareholders agree not to engage in hedging transactions with regard to the New Shares owned by it unless such transactions are in compliance with the Securities Act.

(4)
Each of the Duratech Shareholders consents to the placement of a legend on the certificate representing each of the New Shares received by them which legend shall state that a transfer or sale of any of the New Shares is prohibited unless such transfer or sale is effected pursuant to a registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act, and that any hedging transactions involving the New Shares may not be conducted unless such hedging transactions are made in compliance with the Securities Act.

(5)
Each of the Duratech Shareholders acknowledges that UpSnap shall refuse to register any New Shares if the transfer or sale of such New Shares were not made pursuant to a registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

(6)
Each of the Duratech Shareholders covenants, represents and warrants in favor of UpSnap that all of the representations and warranties set forth herein shall be true and correct at the time of Closing as if made on that date.

(b) In connection with the transaction contemplated by this Agreement, the Duratech Shareholders shall file, with its counsel, such notices, applications, reports, or other instruments as may be deemed necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the countries where the Duratech Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by the Parties to be appropriate. UpSnap shall cooperate with the Duratech Shareholders in connection with any such filings.

(c) Other Representations, Warranties and Covenants.

(1)
The Duratech Shareholders has been furnished with and has carefully read the periodic reports on Forms 10-KSB, 10-QSB and 8-K filed by UpSnap with the Commission during the preceding three years. With respect to individual or partnership tax and other economic considerations involved in this investment, the Duratech Shareholders confirms that they are not relying on UpSnap (or any agent or representative of UpSnap). The Duratech Shareholders have carefully considered and have, to the extent such person believes such discussion necessary, discussed with its own legal, tax, accounting and financial advisers the suitability of an investment in the New Shares for such particular tax and financial situation.

(2)
The Duratech Shareholders have had an opportunity to inspect relevant documents relating to the organization and business of UpSnap. The Duratech Shareholders acknowledges that all documents, records and books pertaining to this investment which such Duratech Shareholder has requested have been made available for inspection to each Duratech Shareholder and its respective attorney, accountant or other adviser(s).

(3)
The Duratech Shareholders and/or their respective advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers and request additional relevant information from, the officers of UpSnap concerning the transactions contemplated by this Agreement.

(4)
The Duratech Shareholders confirm that they are not exchanging the Duratech Shares for the New Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(5)
The Duratech Shareholders, by reason of such person’s business or financial experience, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

(6)
Except as set forth in this Agreement, the Duratech Shareholders represent that no representations or warranties have been made to them by UpSnap, any officer, director, agent, employee, or affiliate of UpSnap, and such Duratech Shareholders have not relied on any oral representation by UpSnap or by any of its officers, directors or agents in connection with their decision to acquire the New Shares hereunder.

(7)
The Duratech Shareholders represent that neither they nor any of their directors, officers, managers, members, trustees or affiliates is subject to any of the events described in Section 262(b) of Regulation A promulgated under the Securities Act.

(8)
The Duratech Shareholders have adequate means of providing for their current financial needs and contingencies, are able to bear the substantial economic risks of an investment in the New Shares for an indefinite period of time, have no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.

(9)
The Duratech Shareholders have such knowledge and experience in financial, tax and business matters so as to enable them to use the information made available to them in connection with the transaction to evaluate the merits and risks of an investment in the New Shares and to make an informed investment decision with respect thereto.

(10)
The Duratech Shareholders understand that the New Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and they are acquiring the New Shares as principal for their own account for investment purposes and not for distribution. The Duratech Shareholders acknowledges that the New Shares have not been registered under the Securities Act or under any the securities act of any state or country. The Duratech Shareholders understand further that in absence of an effective registration statement, the New Shares can only be sold pursuant to some exemption from registration under the Securities Act.

(11)
The Duratech Shareholders recognize that investment in the New Shares involves substantial risks. The Duratech Shareholders acknowledge that they have reviewed the risk factors identified in the periodic reports filed by UpSnap with the Commission. The Duratech Shareholders further confirm that they are aware that no federal or state agencies have passed upon this transaction or made any finding or determination as to the fairness of this investment.

(12)	The Duratech Shareholders acknowledge that each stock certificate representing the New Shares shall contain a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM REGISTRATION AFFORDED BY REGULATION S AND HAVE NOT BEEN REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE PURCHASER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER AGREES TO REFRAIN FROM HEDGING TRANSACTIONS PURSUANT TO THE REQUIREMENTS OF REGULATION S.

7.08 Securities Filings.

The Duratech Shareholders, as the controlling shareholders of UpSnap following the Closing Date, shall cause UpSnap to timely prepare and file all Securities Act and Exchange Act filings that may result from or be required in connection with the transactions contemplated in this Agreement, including the so-called “Super 8-K” pursuant to Item 2.01(f) of Form 8-K within four business days of Closing, which shall contain disclosures about Duratech and Duratech Subsidiaries of the type required by Form 10.

7.09 Sales of Securities under Rule 144, If Applicable.

(a) UpSnap will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act.

(b) If any certificate representing any of the New Shares is presented to UpSnap’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to UpSnap and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, UpSnap will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

7.10 Transfer and Registration Rights of the Duratech Shareholders.

(a) Mandatory Registration Rights. Upon receipt of written demand by Duratech Shareholders who in the aggregate hold not less than twenty-five percent (25%) of the shares of common stock UpSnap then outstanding and who propose to register securities, UpSnap shall prepare, and, as soon as practicable but in no event later than 60 calendar days after the date of such notice, file with the SEC a registration statement or registration statements (as is necessary) under the Securities Act covering the resale of all of the such shares. UpSnap shall use its best efforts to have the registration statement declared effective by the SEC as soon as practicable, but in no event later than 120 calendar days after the date notice is received. Notwithstanding the foregoing, UpSnap shall not be obligated to effect any registration pursuant to Section 6.08 (i) any earlier than 60 calendar days after the filing with the Commission of UpSnap’s annual report on Form 10-K for the fiscal year ended 2008, (ii) after UpSnap has effected one (1) such registration pursuant to this Section 6.08(a) and such registration has been declared or ordered effective, (iii) if in the good faith judgment of the board of directors of UpSnap, such registration would be seriously detrimental to UpSnap and the board of directors concludes, as a result, that it is essential to defer the filing of such registration statement at such time, (iv) or if all shares requested to be included in the registration may be publicly sold without any restriction under the Securities Act.

(b) Piggy Back Registration Rights.

(i) If UpSnap determines, including as required under any demand registration rights agreement, to register any of its common stock or securities convertible into or exchangeable for common stock under the Securities Act on a form which is suitable for an offering for cash or shares of UpSnap held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, UpSnap will promptly give written notice to the Duratech Shareholders of its intention to effect such a registration. Subject to subsection (ii) below, UpSnap shall include all of the shares that the Duratech Shareholders requested to be included in such a registration by a written notice delivered to UpSnap within fifteen (15) days after the notice given by UpSnap.

(ii) If the registration, as described in subsection (i) above, involves an underwritten offering, UpSnap will not be required to register shares in excess of the amount that the principal underwriter reasonably and in good faith recommends may be included in such offering (a “Cutback”), which recommendation, and supporting reasoning, shall be delivered to the Duratech Shareholders. If such a Cutback occurs, the number of shares that are entitled to included in the registration and underwriting shall be allocated in the following manner: (i) first, to UpSnap for any securities it proposes to sell for its own account, (ii) second, to the Duratech Shareholders for shares requiring such registration, and (iii) third, to other holders of stock of UpSnap requesting inclusion in the registration, pro rata among the respective holders thereof on the basis of the number of shares for which each such requesting holder has requested registration.

(iii) All costs and expenses of any such registration statement shall be paid by UpSnap, other than sales commissions and the expenses of any separate legal counsel engaged by the Duratech Shareholders.

(iv) The piggy-back registration rights granted to the Duratech Shareholders hereunder will continue unless and until counsel to UpSnap shall render an opinion to the Duratech Shareholders that such registration is not required under the Securities Act and the shares may be sold by them free of restriction.

(v) The New Shares issued pursuant to this Agreement may not be transferred except in a transaction which is in compliance with the Securities Act and applicable state laws and regulations.

7.11 Transfer of UpSnap Assets.

UpSnap agrees to transfer to Philipp, or a company which he controls, at Closing all of the assets and liabilities of UpSnap as detailed in the Asset Purchase Agreement to Philipp, who, in turn, hereby agrees to indemnify and hold harmless UpSnap from and against any and all such liabilities, as such term is defined under GAAP.

ARTICLE VIII
MISCELLANEOUS

8.01 Brokers.

No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement.

8.02 No Representation Regarding Tax Treatment.

No representation or warranty is being made by any party to any other party regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party’s legal, accounting, or other adviser.

8.03 Governing Law.

This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder. The parties attorn to the jurisdiction of the Province of Alberta, Canada regarding any disputes arising pursuant to this Agreement.

8.04 Notices.

Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to UpSnap, to:

UpSnap Inc. 134 Jackson Street, Suite 203 Davidson, NC 20836 Attn: Tony Philipp

If to the Duratech Shareholders:

Mr. Peter van Hierden 2920 9th Avenue N Lethbridge, Alberta T1H 5E4 Canada

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, five days after the date so mailed, or one day after the date so sent by overnight delivery.

8.05 Attorney’s Fees and Related Closing Expenses.

The parties have agreed that Duratech will pay for its own legal expenses and for the first $5,000 of legal or other related closing expenses incurred by UpSnap related to this transaction, and then 50% of the next $10,000 of UpSnap legal or other related closing expenses, thus paying a total of $10,000 in UpSnap expenses.

In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties, as determined by a final judicial determination, shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.06 Document; Knowledge.

Whenever, in any section of this Agreement, reference is made to information set forth in the documents provided by UpSnap or the Duratech Shareholders, such reference is to information specifically set forth in such documents and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

8.07 Entire Agreement.

This Agreement and the Asset Purchase Agreement represent the entire agreement between the Parties relating to the subject matter hereof. All previous agreements between the Parties, whether written or oral, have been merged into this Agreement. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.08 Severability.

If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

8.09 Survival, Termination.

The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

8.10 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

8.11 Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12 Public Announcements.

The Parties shall consult with one another in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, no prior consent shall be required if any such disclosure is required by law, in which case the disclosing party shall use its reasonable best efforts in good faith to provide the other party with prior notice of such public statement, filing or other communication and incorporate into such public statement, filing or other communication the reasonable comments of the other party.

8.13 Public Filings.

UpSnap agrees to be responsible for preparing and filing the Form 10-Q for the quarter ended June 30, 2008. Provided the share exchange has closed, the Duratech majority shareholders of UpSnap and the new management agrees to be responsible for subsequent periodic filings.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

UpSnap:		Philipp:

UPSNAP INC.		TONY PHILIPP

By	/s/ Tony Philipp	/s/ Tony Philipp
	Tony Philipp	(In His Individual Capacity)
President & CEO

The Duratech Shareholders:

PETER VAN HIERDEN

Peter van Hierden
(In His Individual Capacity)

JANET VAN HIERDEN

/s/ Janet van Hierden
(In Her Individual Capacity)

JASON VAN HIERDEN

/s/ Jason van Hierden
(In His Individual Capacity)

BRENDON VAN HIERDEN

/s/ Brendon van Hierden
(In His Individual Capacity)

GEORGE SAWATSKY

/s/ George Sawatsky
(In His Individual Capacity)

DURATECH GROUP, INC.

/s/ Peter van Hierden
Name: Peter van Hierden
Title: Chairman & CEO